Exhibit 3.22

State of Delaware Secretary of State Division of Corporations Delivered 05:32 PM 12/08/2011 FILED 05:32 PM 12/08/2011 aSRV 111272655 - 5077396 FILE aCERTIFICATE OF FORMATION aOF aSENTINEL NC-1, LLC a1. The name of the limited liability company is Sentinel NC-1 LLC. a2. The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, 19801. The name of its registered agent at such address is The Corporation Trust Company. aIN WITNESS WHEREOF, the undersigned has executed this Certificate of formation this 8th day of December, 2011. a By: Name: Catherine D. Ledyard Title: Authorized Person a673062,01-Wilmington Server 1A-MSW